Santa Fe Gold Announces Updated Resource Estimate for the Summit Mine

VANCOUVER, BC, Canada – July 28, 2014 – Santa Fe Gold Corporation (“Santa Fe”, OTCBB: SFEG) is pleased to announce an updated resource estimate for the Summit Mine, located in New Mexico, USA.

Moose Mountain Technical Services, an independent mining consulting firm, has recently completed an updated Mineral Resource estimate for the Company's Summit mine in accordance with the Canadian Institute of Mining and Metallurgy ("CIM") Standards. A summary of the new mineral resource estimate is tabulated below:

Class	43-101 Resource Estimate				Contained Metal (Ounces)
	Tons	In Situ Grades			Au	Ag	AuEq*
		AuEq*	Au	Ag
		(OPT)	(OPT)	(OPT)
Indicated	212,800	0.25	0.13	7.16	28,090	1,523,010	53,473
Inferred	627,209	0.28	0.13	8.94	80,283	5,604,112	173,685
Total	840,009	0.27	0.13	8.48	108,372	7,127,122	227,158

Cut - Off Grade = 0.14 OPT (Ounces Per Ton) AuEq.
* ( Gold Equivalent ) AuEq calculated at 60:1 Silver to Gold Ratio

Mr. Catalin Chiloflischi, President & CEO, Santa Fe Gold states:

“ We are very pleased with the increase in resource at the Summit mine. The new resource model should allow us to add an additional year of production to our original plans. This new resource is sufficient for six years of production for the Summit mine at a planned production rate of 400 tons per day. During the projected six-year mine life, the Summit mine is expected to produce an average of about 25-30,000 gold equivalent ounces annually.

Santa Fe is now focused on completing the previously announced $22million gold bond financing together with an investment bank with whom new management have enjoyed a long-standing relationship. Contingent on financing, Santa Fe plans to restart production at the Summit Mine and Lordsburg mill in the fourth quarter of 2014.”

Mr. Garry Biles, Chief Operating Officer of Santa Fe, is the Qualified Person pursuant to NI 43-101 who reviewed and approved the scientific and technical information included in this news release.

Cautionary Note to U.S. Investors - To comply with its Canadian securities law obligations, Santa Fe has filed an updated Resource Estimate for its Summit Mine in compliance with Canadian National Instrument 43-101 ("NI 43-101"), which differs significantly from the mineral reserve disclosure requirements of the U.S. Securities and Exchange Commission ("SEC") set out in Industry Guide 7. The disclosure in this press release regarding mineral properties was prepared in accordance with Canadian National Instrument 43-101 ("NI 43-101"), which differ significantly from the mineral reserve disclosure requirements of the U.S. Securities and Exchange Commission ("SEC") set out in Industry Guide 7. Under NI 43-101, companies are permitted and required to disclose "mineral resources", which are not "reserves." U.S. companies subject to the disclosure requirements of the SEC are not normally permitted to disclose mineralization unless they constitute "reserves" by U.S. standards in documents filed with the SEC. Investors are specifically cautioned not to assume that any part or all of "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" will ever be converted into SEC defined mineral reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource" exist or will ever be upgraded to a higher category. Under Canadian rules, estimates of "inferred mineral resources" may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. In addition, the definitions of "reserves" and related terms under NI 43-101 and the SEC's Industry Guide 7 differ significantly. Accordingly, any "reserves" disclosed in this press release may not constitute "reserves" under SEC standards. Under SEC standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from our website at http://http://us.sec.gov/edgar.shtml.

“Catalin Chiloflischi”

____________________
Catalin Chiloflischi, President & CEO
SANTA FE GOLD CORPORATION

ABOUT SANTA FE GOLD

Santa Fe Gold is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Mogollon gold-silver project, within trucking distance of the Lordsburg mill; (iv) the Ortiz gold property in north-central New Mexico; (v) the Black Canyon mica deposit near Phoenix, Arizona; and (vi) a deposit of micaceous iron oxide (MIO) in Western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

CONTACT:

Santa Fe Gold Corp
Catalin Chiloflischi, President and Chief Executive Officer
Toll Free: 1-877-684-9700 Tel: (604) 685-9700

FORWARD-LOOKING AND CAUTIONARY STATEMENTS – SAFE HARBOR

This press release contains forward-looking statements. Those statements constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and forward-looking information under Canadian securities law. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "anticipates," believes," "should," "intend," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements, including the following risks and uncertainties: financing risks, exploration and development risks, gold-silver commodity price risks, risks related to obtaining consents, permits and licenses, regulatory and governmental risks, currency fluctuation risks, uncertainty of the outcomes of litigation and risks associated with the inherent uncertainty of future litigation results, adverse outcomes in litigation may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business. All forward-looking statements included in this release are made as of the date of this press release, and the parties assume no obligation to update any such forward-looking statements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the gold bonds, and shall not constitute an offer, solicitation or sale of any gold bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Act.